                                                      Rule 424(b)(3)
                                                      File No. 333-58723

Pricing Supplement No. 25                            Dated: May 10, 1999
(To Prospectus dated July 17, 1998
Prospectus Supplement dated August 28, 1998)


U.S.$5,000,000,000

Heller Financial, Inc.

Medium-Term Notes, Series I

(Registered Notes- Floating Rate)
Due From Nine Months to Thirty Years From Date of Issue

Principal Amount: $15,000,000                Issue Price: 100.00%

Original Issue Date: May 13, 1999            Stated Maturity Date: May 13, 2002

Form: [X] Book-Entry  [_] Certificated

Depositary: Depository Trust Company

Specified Currency: U.S. Dollars
     (If other than U.S. Dollars, see attached)

Option to Receive Payments in Specified Currency: [_] Yes  [_] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:   [_] Commercial Paper Rate [X] LIBOR [_] Treasury Rate
             [_] Federal Funds Rate [X] Prime Rate [_] Other:

Interest Reset Period: Quarterly

Interest Payment Period: Quarterly

Interest Reset Dates: (If other than as specified in the Prospectus Supplement):
The 13th day of May, August, November and February, beginning August 13, 1999 up to but excluding the Stated Maturity Date.

Interest Payment Dates: (If other than as specified in the Prospectus Supplement): The 13th day of May, August, November and February, beginning August 13, 1999 up to but excluding the Stated Maturity Date.


Interest Determination Date(s): Two London Banking Days prior to each Interest Reset Date

                                                      Rule 424(b)(3)
                                                      File No. 333-58723

Pricing Supplement: No. 25                            Dated: May 10, 1999
(To Prospectus dated July 17, 1998
Prospectus Supplement dated August 28, 1998)


Initial Interest Rate: 5.17%

Index Maturity: 3 Month Libor

Day Count Convention: Act/360

Maximum Interest Rate: N/A                            Minimum Interest Rate: N/A

Spread (+/-): +.17%                                   Spread Multiplier: N/A

Optional Redemption: [ ] Yes [X] No
       Initial Redemption Date:
       The Redemption Price shall initially be   % of the principal amount of
       the Note to be redeemed and shall decline at each anniversary of the Initial Redemption Date by % of the principal amount to be redeemed until Redemption Price is 100% of such principal amount.

Option Repayment: [ ] Yes [X] No
       Optional Repayment Dates:
       Optional Repayment Prices:

Repayment Provisions:

       (If other than as specified in the Prospectus Supplement)

Discount No: [ ] Yes [X] No
       Total Amount of OID:
       Yield to Maturity:
       Initial Accrual Period OID:
Calculation Agent: Heller Financial, Inc.
Exchange Rate Agent: N/A
Recognized Foreign Exchange Dealers: N/A
Discount or Commission: .1382%

Other Provisions:   a)   AMOUNT ISSUED TO DATE, PRIOR TO PRICING SUPPLEMENT NO.
                         25 UNDER MTN-SERIES I PROGRAM: $1,933,375,000.00

                    b)   CUSIP #42333HLK6

Agent: Barclays Capital
       222 Broadway, 7th Floor
       New York, New York 10038